Exhibit 10(ii)2





                          VIACOM INC.
                         1515 Broadway
                       New York, New York


                                            November 19, 1993




NYNEX Corporation
335 Madison Avenue
New York, New York  10017

Dear Sirs:

         Reference is made to the Agreement between NYNEX
Corporation and Viacom Inc., dated October 4, 1993 (the
"Agreement"). Terms defined in the Agreement are used herein as therein defined, unless otherwise defined herein.

         1.   The Agreement is hereby amended as follows:

         (a) Paragraph 2 is amended by deleting paragraph 2(a) in its entirety and by replacing it with the following:

         "(a) The closing (the "Closing") of the purchase provided for in paragraph 1 shall take place as soon as practicable, but in no event more than five Business
    Days, after satisfaction of the conditions specified in paragraph 5 at the offices of Shearman & Sterling, 599
    Lexington Avenue, New York, New York. The date and time of the Closing are referred to herein as the "Closing Date". The Company and the Purchaser currently anticipate that the Closing Date shall be on or about November 19, 1993."

         (b)  Paragraph 5(a) is amended by deleting the word
"and" at the end of paragraph 5(a)(iii) and by adding after paragraph 5(a)(iv) the following new paragraphs 5(a)(v), (vi),
(vii), and (viii):

         "(v) PVI Transmission Inc. ("Transco") shall have been duly and validly incorporated under the laws of the State of Delaware, the Identified Activities (as hereinafter defined) shall have been transferred to Transco as described in the certificate referred to in paragraph 5(a)(i)(C) above, and the shares of common stock and Non-Participating Preferred Stock (as hereinafter defined)

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    of Transco shall have been issued, all as provided in
    paragraph 25 hereof;

         (vi) No claims, proceedings, suits or investigations shall have been initiated or threatened by or before any court, governmental department, commission, bureau, board, agency or instrumentality, against the Purchaser or any other "Bell Operating Company" or any "affiliated enterprise" of a "Bell Operating Company" (as such terms in quotes are defined in or interpreted under the MFJ (as defined in paragraph 24)) that challenge or otherwise call into question the effectivness, as a means of insuring from and after the Closing the Purchaser's compliance with the MFJ, of the transfer of the Identified Activities and the PCI Activities (as hereinafter defined) to Transco in consideration of the issuance of the Transco Non-Participating Preferred Stock to the Company
    (or its subsidiaries) or, in the case of the PCI Activities, to PCI (or its subsidiaries);

         (vii) There shall exist no writ, judgment, order, ruling, decree or interpretation by a court, governmental department, commission, bureau, board, agency or instrumentality that changes or modifies prior interpretations of the MFJ or other precedent involving the MFJ such that the ownership of the Preferred Stock by the Purchaser, in the Purchaser's judgment, would cause the Company or any Company Affiliate to be engaged in a Restricted Activity, notwithstanding the formation of Transco, the transfer thereto of the Identified Activities and the PCI Activities and the issuance to the Company (or it subsidiaries) or, in the case of the PCI Activities, to PCI (as hereinafter defined) (or its subsidiaries) of the Non-Participating Preferred Stock of Transco, all as provided in paragraph
    25 hereof; and

         (viii) The certificate referred to in paragraph
    5(a)(i)(C) above shall describe procedures and undertakings by the Company and PCI to provide for the implementation of the provisions of paragraph 25 hereof as regards the PCI Activities, which procedures and undertakings, and the proposed implementation thereof, shall be reasonably satisfactory to the Purchaser."

         (c)  Paragraph 11 is amended by deleting paragraph
11(d)(i) in its entirety and by replacing it with the following:

         "(i) A "Change of Control" of the Company shall occur if a Person Beneficially Owns more voting capital stock, on a fully diluted basis, of the Company than National Amusements, Inc. ("NAI"), Sumner M. Redstone, any trust established by Mr. Redstone or of which he is the settlor, beneficiary or trustee and any heir, executor, administrator, or personal representative of
    Mr. Redstone or his estate, and any person or entity in any similar capacity, or any Affiliate of any of the foregoing, (collectively, the "Group"), or the Group Beneficially Owns 30% or less of the voting capital stock, on a fully diluted basis, of the Company; provided, however, that NAI shall no longer be included in the Group if a Person Beneficially Owns more voting capital stock, on a fully diluted basis, of NAI than the Group, or the Group Beneficially Owns 30% or less of the voting capital stock, on a fully diluted basis, of NAI."

         (d) Paragraph 15 is amended by inserting in the penultimate sentence thereof, after "paragraph
24(g)(i)(A)", the following:

         "or paragraph 25(g)".

         (e) Paragraph 16 is amended by inserting in the first sentence thereof, after "Annexes", the following:

         ", the Disclosure Schedule (as hereinafter defined)".

         (f) Paragraph 24 is amended by deleting the first sentence of paragraph 24(c) and replacing it with the following:

         "(c) For the purposes of this paragraph 24, paragraph
    25 and paragraphs 5(a)(iv) and 5(a)(vii):",

and is further amended by deleting paragraph 24(h) in its entirety and by replacing it with the following:

         "(h) The Purchaser agrees that paragraph 5(a)(iv), this paragraph 24 and paragraph 25 embody the Purchaser's exclusive remedies against the Company under this Agreement with respect to the MFJ."

         (g)  The Agreement is amended by adding new
paragraph 25 as set forth below:

         "25. (a)   The Company agrees that it shall take, and
    shall cause its Affiliates to take, as promptly as practicable, all action necessary (i) to duly and validly incorporate Transco as a Delaware corporation having a certificate of incorporation and by-laws substantially in the form of Annex III hereto, (ii) to contribute (or cause its subsidiaries to contribute) to the capital of Transco the several assets identified in the disclosure schedule (the "Disclosure Schedule") delivered by the Company to the Purchaser on November 19, 1993 (the "Identified Activities"), subject to the liabilities associated therewith, in consideration of the issuance to the transferor(s) of the Identified
    Activities of a number of shares of non-participating preferred stock of Transco, with the rights and preferences specified in the certificate of designation included in Annex III (the
    "Non-Participating Preferred Stock"),
    determined pursuant to paragraph (c) below. Such contribution shall be made concurrently with the contribution by NAI (or a subsidiary of NAI) of $1,850,000 in consideration of the issuance to NAI (or such subsidiary) of 100 shares of common stock of Transco.

         (b)  Notwithstanding any other provision in
    paragraph 24 to the contrary, (i) the Company and the Purchaser, in anticipation of the acquisition by the Company and/or its Affiliates of more than 50% of the outstanding shares of common stock of PCI (the "Acquisition"), shall continue good faith discussions with each other so as to identify the specific assets and operations of PCI which constitute Restricted Activities (the "PCI Activities") (which assets and operations, based on such discussions to date, are described in the Disclosure Schedule), it being understood that in the case of disagreement, the Purchaser ultimately shall have the right to determine, the Purchaser's judgment, which assets and operations of PCI constitute Restricted Activities, and (ii) the
    Company agrees that it shall take, and cause its Affiliates to take, all action necessary to contribute
    (or cause to be contributed) the PCI Activities, subject to the liabilities associated therewith, to Transco in consideration of the issuance to the transferor(s) of the PCI Activities of a number of shares of Non-Participating Preferred Stock of Transco determined pursuant to paragraph (c) below. The contirbution of the PCI Activities to Transco provided for in this paragraph (b) shall be made concurrently with the consummation of the Acquisition;

    except, that, if approval of the Acquisition shall not have been obtained from the Federal Communications Commission prior to the consummation of the Acquisition and as a result the shares of PCI acquired by the Company are deposited at the time of the Acquisition in a voting trust prusuant to a special temporary authorization granted by the Federal Communications Commission, which voting trust prevents the Comany and its Affiliates from directly or indirectly influencing the trustee under such voting trust concerning the operation or management of the PCI Activities, then such contribution of the PCI Activities to Transco need not be made until the date of termination of such voting trust.

         (c) The contributions to Transco of the Identified Activities and the PCI Activities as described in (a) and (b) above shall be in consideration of the issuance to the respective transferors of such number of shares of Non-Participating Preferred stock of Transco having an aggregate liquidation preference equalling the fair value of the activities contributed, determined on an arms-length basis, the fairness of which from a financial point of view shall be evidenced by the opinion of an investment bank reasonably satisfactory to the Company, NAI and the Purchaser.

         (d) Notwithstanding any other provision of this Agreement to the contrary, if, at any time, in the Purchaser's judgment, the continued ownership by the Company or its subsidiaries of an interest in Transco would cause the Compnay or any Company Affilaite to be engaged in a Restricted Activity by virtue of Transco's ownership of Identified Activities and/or PCI Activities, and the Purchaser determines in good faith that it would be detrimental to the Purchaser's best interests either to initiate efforts or to continue pursuing existing efforts to confirm the propriety under the MFJ of the ownership by the Company or its subsidiaries of shares of Non-Participating Preferred Stock in Transco or any other interest in Transco, the Company shall take any and all action necessary to cause the Company (and all of its subsidiaries) to dispose of all interests in Transco owned by the Company (or any of its subsidiaries), and/or take such other action as, in the Purchaser's judgment, is necessary so that neither the Company nor any Company Affiliate will be engaged in a Restricted Activity
    (such obligation to divest and take other action being collectively referred to as the "Divestment Action").
    The Divestment Action shall be taken as promptly as practicable, but in no event later than thirty (30) Business Days after the Purchaser notifies the Compnay in writing of such determination.

         (e) In the event the Purchaser determines, in its judgment, that the direct ownership by the Company (or any of its subsidiaries) of all or any portion of the Identified Activities or the PCI Activities would not result in the Purchasers's being in violation of the MFJ, the Company will, upon written notice from the Purchaser, acquire (or cause a wholly-owned subsidiary to acquire), for fair value determnined or an arm's-length basis, the fairness of which from a financial point of view shall be evidenced by the opinion of an investment bank reasonably satisfactory to the Company, NAI and the Purchaser, (i) all of the capital stock of Transco not then owned by the Company and its subsidiaries, or (ii) specific
    Identified Activities or PCI Activities identified in writing by the Purchaser, as determined by the Purchaer; provided that the Company shall be entitled to defer, for a reasonable period of time, any such acquisition if the Company determines in good faith, and so notifies the Purchser in writing, that consummating such acquisition at such time would be detrimental to the Company's best interest.

         (f) If the Company fails or is unable to implement the Divestment Action within the period set forth in (d) above, then the Purchaser, at its option, by written notice to the Company, shall have the right to elect to do one or more of the following: (i) exercise the Put Right with respect to all or part of the Subject Stock at the Divestment Price
    (as defined below); (ii) require the Company to promptly register all or part of the Subject Stock in a Registered
    Offering; and/or (iii) sell all or part of the Subject
    Stock privately in a Private Sale. If the Purchaser is entitled to receive the Divestment Price under this paragraph 25(f) and elects to dispose of the Preferred Stock or any portion thereof either in a Registered Offering or a Private Sale, the Company agrees to pay to the Purchaser the amount, if any, by which the gross proceeds to the Purchaser, after deducting underwriting commissions and discounts or agency fees, realized in such disposition is less than the aggregate Divestment Price that would have been payable to the Purchaser by the Company had the Purchaser elected to require the Company to purchase such Preferred Stock under this paragraph 25(f);
    provided, however, that the Company shall not be obligated to make any such payment in any instance in which the Purchaser rejects the Company's written request, if such a request is made by the Company by written notice to the

    Purchaser within 5 Business Days of receipt by the Company of the Purchaser's notice pursuant to this paragraph
    25(f) (and which the Company shall be entitled to make in its discretion), to purchase such Preferred Stock from the Purchaser at the Divestment Price, which right the Purchaser shall have in its discretion. The Purchaser's rights under this paragraph 25 shall be enforceable by any Affifliate to which it has transferred Subject Stock. For purposes of this paragraph 25, the "Divestment Price" shall mean (A) with respect to Preferred Stock, the Aggregate Liquidation Preference plus accrued and unpaid dividends through the date of such purchase
    (whether or not earned or declared), plus an amount equal to a 7% annual compounded rate of return on the Aggregate Liquidation Preference from the date of Closing to the date of purchase by the Company, and
    (B) with respect to Class B Common Stock, the price per share equal to 100% of the Trading Price for the 20 trading days immediately prior to the date of purchase by the Company.

         (g) Nothwithstanding any other provision of this Agreement, the remedy provided in (f) above is in addition to any and all other remedies that may be available to the Purchaser, at law or in equity, including, without limitation, the right to seek damages, unless it is determined by the arbitration provided for in paragraph 15 that the Company and its Affiliates shall have acted reasonably in failing to implement the Divestment Action as set forth in (d) above, in which event such remedy in (f) above shall be the exclusive remedy available to the Purchaser. In the event that the Purchaser is entitled to seek damages as provided above in this paragraph 25(g), such damages shall be offset by an amount equal to the 7% annual compounded rate of return on the Aggregate Liquidation Preference included in the Divestment Price if (but only if) the Divestment Price both was determined by reference to Preferred Stock and already has been paid to the Purchaser."

         (h) ANNEX II of the Agreement is amended by deleting the second sentence of the first paragraph, which currently reads "In addition, at any time that the Purchaser shall have the right to require the Company to purchase shares of Preferred Stock and Class B Common Stock pursuant to paragraph 24(g) of the Agreement, the Purchaser shall have the right to make a request to register under the 1933 Act any or all of such shares of Preferred Stock and Class B Common Stock (the "Paragarph 24(g) Stock")", and by replacing it with the following:

         "In addition, at any time that the Purchaser shall have the right to require the Company to purchase shares of Preferred Stock and Class B Common Stock pursuant to paragraph 24(g) and/or paragraph 25(f) of the Agreement, the Purchaser shall have the right to make a request to register under the 1933 Act any or all of such shares of Preferred Stock and Class B Common Stock (in the case of either paragraph 24(g) or paragraph 25(f), the "Paragraph 24(g) Stock")".

         (i) Paragraph 25 is deleted in its entirety and is hereby replaced with the following new paragraph 26:

         "The Company agrees that, for so long as the Purchaser and its Affiliates Beneficially Own all of the outstanding
    Preferred Stock, the Company shall not amend, alter or repeal any of the provisions of the Certificate of Designation without the consent of the Purchaser."

         (j) The Agreement is amended to change current paragraph number "26" to "27".

         (k) The Agreement is hereby amended to add thereto as "Annex III" the attached forms of the certificate of incorporation, by-laws and certificate of designation of Transco.

         2. This Amendment Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be an origianl, and such counterparts together shall constitute and be one and the same instrument.

         3. This amendment to the Agreement shall be governed and construed in accordance with the laws of the State of New
York applicable to contracts executed in and to be performed in that state.

                                  Very truly yours,

                                  VIACOM INC.



                                  By:     Philippe P. Dauman

Accepted and agreed on
 the date written above:

NYNEX CORPORATION



By:  W. C. Ferguson